EXHIBIT 10.3

JOINT VENTURE AGREEMENT – WEST SHEPPARD POOL FIELD

BETWEEN BLACKROCK ENERGY, LLC and OKMIN ENERGY LLC

Blackrock Energy, LLC (Blackrock) has entered into an agreement with Cane Creek Energy Partners, Inc. to purchase certain oil/gas leases in Okmulgee County, Oklahoma as listed and further detailed on Exhibit A and Exhibit B.

Okmin Energy LLC or its designated subsidiary nominee (Okmin) desires to joint-venture with Blackrock in the purchase and development of the West Sheppard Pool Field including any and all equipment as is included in the Exhibit A and Exhibit B documents (the “Project”).

An outline of the deal structure is as follows:

1.	Okmin will make a payment of $150,000 (including a $5,000 deposit previously paid, ie $145,000) to Blackrock upon the signing of this Joint Venture Agreement (“JV”) in exchange for 50% working interest in the leases comprising the Project, Okmin is entitled to 50% of revenues from oil/gas sales.

2.	Blackrock and Okmin agree that net income from the operations at West Sheppard Pool will be paid to Okmin until the sum of $75,000 has been repaid. Blackrock will be paid a flat sum of $500/month, which will be deducted from its 50% share of future net income. At the point that $75,000 has been repaid to Okmin, thereafter, Blackrock and Okmin will split the net income with 50% to Blackrock and 50% to Okmin. Net income is defined as gross oil/gas sales, less royalties, taxes, parts, labor, electrical costs, accounting fees, subcontractor expenses and any other repair or workover costs required to maintain and operate the leases at the West Sheppard Pool Field.

3.	Okmin commits to provide such additional funding as it deems necessary (the “Additional Funding”) for the rehabilitation and development of the Project to be utilized for legal fees, electric meter fees, repairs, insurance policies, rig time and other work to enhance production from the leases in the West Sheppard Pool Field.

4.	Blackrock confirms that pursuant to its purchase agreement with Cane Creek Energy Partners, Inc. it has assumed rights, titles and interests in the Project and hereby agrees to assign at closing to Okmin its 50% share of such rights, titles and interests.

5.	Blackrock will operate the leases as operator of record and will diligently manage every aspect of the leases to increase production, revenues, profits, and value. Blackrock will not charge an operator’s fee for these services but will be paid its pro rata share of net profits.

6.	Blackrock will maintain a bank account for these leases, manage the finances and will provide quarterly accounting summaries to Okmin, or possibly more frequently as reasonably requested to assist Okmin in its own reporting requirements.

7.	Blackrock will have its accounting firm generate the annual tax returns for the joint venture. Cost of the tax returns will be paid out of cash flows.

8.	Blackrock will utilize its best efforts to negotiate and obtain best pricing on all parts, labor, repairs, enhancement work and other associated costs. Blackrock will bill these expenses to Okmin within the framework of the Additional Funding “at cost” with no markup.

9.	Blackrock will have its oil/gas law firm draft all assignments of working interest on behalf of both Blackrock and Okmin, and the cost of this legal work will be paid by Okmin within the framework of the Additional Funding. Okmin may also have its law firm review such agreements. Additionally, a West Sheppard Pool Joint Operating Agreement will be signed concurrently with this agreement between Blackrock and Okmin.

10.	Both Blackrock and Okmin understand that initially Additional Funding by Okmin is for Phase I work. If the venture is successful and subject to the mutual agreement of both parties, there could be a desire by both parties to continue with a Phase II development of the Project, which might include additional enhancements such as water flooding, recompletions to tap “behind pipe” reserves, drilling new wells or other options.

11.	Both Blackrock and Okmin understand that oil/gas ventures can be risky and there is no guarantee of results, cash flows, or profits.

12.	This agreement between Okmin and Blackrock forms part of the strategic alliance between both companies to seek out joint venture opportunities together. Notwithstanding the above, Okmin and Blackrock have previously formed a Joint Venture Agreement for acquisition of other oil and gas leases in Okmulgee County, Oklahoma. That joint venture is separate and distinct from this Joint Venture Agreement for the West Sheppard Pool Field.

13.	To the extent that either Okmin or Blackrock intend to introduce to the Project or bring in any farm-in partners or add any additional parties to this Joint Venture Agreement on the West Sheppard Pool Field, the consent of both parties shall be required to admit such a new entity as a participant.

14.	This Joint Venture Agreement – West Sheppard Pool Field shall not be effective and binding on the parties until Blackrock exercises its option to participate in the venture in writing.

/s/ Steve Kirkpatrick 11/29/21

Steve Kirkpatrick for Blackrock Energy, LLC

/s/ Jonathan Herzog 11/29/21

Jonathan Herzog for Okmin Energy LLC

EXHIBIT A

WEST SHEPPARD POOL FIELD

Section 7	Tennison	40 acres
Section 7	Foster	120 acres
Section 8	Marshall	80 acres
Section 8	Grogan	80 acres
Section 9	King 1-9	320 acres
Section 16	Opel King	10 acres
Section 16	King #2, King	40 acres
Section 16	King #3	40 acres
Section 17	Eram	80 acres
Section 17	King 1, King 2	80 acres
Section 17	Thomason	80 acres
Section 21	Fowler 1 & 2	80 acres
Section 19	Opel King	120 acres
Section 28	Hutton	160 acres
Section 30	Jane Golden	160 acres
Section 30	Kimbrough	160 acres
Section 32	Neustadt/Frazier	320 acres

EXHIBIT B

CANE CREEK AGREEMENT AND BILL OF SALE WITH BLACKROCK ENERGY, LLC ON WEST SHEPPARD POOL LEASES AND EQUIPMENT (INCLUDING EXHIBIT “A”, EXHIBIT “B”, EXHIBIT “C”, EXHIBIT “D”

AND EXHIBIT “E” ATTACHED THERETO)